Bitwise Funds Trust 485APOS

Exhibit 99(g)(2)

APPENDIX I

Bitwise Web3 ETF

Bitwise Bitcoin Strategy Optimum Roll ETF

Bitwise Ethereum Strategy ETF

Bitwise Bitcoin and Ether Equal Weight Strategy ETF